FIRST AMENDMENT

OF

HANESBRANDS INC. 2020 OMNIBUS INCENTIVE PLAN

WHEREAS, Hanesbrands Inc. (the “Company”) maintains the Hanesbrands Inc. 2020 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, pursuant to section 5(a) of the Plan, 11,000,000 shares of common stock of the Corporation, plus the remaining shares available for grant under the Hanesbrands Inc. Omnibus Incentive Plan, were reserved for issuance under the Plan; and

WHEREAS, amendment of the Plan is now considered desirable to increase the number of shares of common stock of the Corporation reserved for issuance under the Plan by an additional 5,300,000 shares;

NOW, THEREFORE, by virtue of the power granted to the Company by section 20 of the Plan and the authority delegated to the Talent and Compensation Committee of the board of directors of the Company (the “Committee”) by resolutions of the board of directors of the Company, and subject to shareholder approval, the Plan be and it hereby is amended, effective April 24, 2023, in the following particulars:

1.	By substituting the following for the first sentence of section 5(a) of the Plan:

i)

“Subject to adjustment as provided in section 16, there is hereby reserved for Awards under the Plan, as of the date of stockholder approval, (i) 16,300,000 shares of Stock, including shares of Stock previously available for grant under the Plan, plus (ii) the number of shares of Stock available for grant pursuant to the Predecessor Plan but which have not yet been made subject to awards granted under the Predecessor Plan as of the Effective Date (the ‘Maximum Share Limitation’).”

2.	By substituting the number “16,300,000” for the number “11,000,000” where the latter number appears in section 5(b) of the Plan.